Feb. 13, 2014

Sonoco Reports Fourth Quarter, Full-Year 2013 Results

Hartsville, S.C. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full-year 2013.

Fourth Quarter Highlights

•	Fourth quarter 2013 GAAP earnings per diluted share were $.53, compared with $.42 in 2012.

•
Fourth quarter 2013 GAAP results include $.05 per diluted share in after-tax charges related primarily to restructuring activities and previously announced plant closures. Fourth quarter 2012 GAAP results included a net after-tax charge of $.14 per diluted share related to restructuring activities and taxes on the repatriation of offshore cash.

•
Base net income attributable to Sonoco (base earnings) for fourth quarter 2013 was $.58 per diluted share, compared with $.56 in 2012. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided fourth quarter base earnings guidance of $.55 to $.59 per diluted share.

•	Fourth quarter 2013 net sales were $1.22 billion, up 3 percent, compared with $1.18 billion in 2012.

•
Cash flow from operations was $117 million, compared with $111 million in 2012. Free cash flow for the fourth quarter was $58 million, compared with $36 million in 2012. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

Full-Year 2013 Highlights

•	Full-year 2013 GAAP earnings per diluted share were $2.12, up 11 percent, compared with $1.91 in 2012.

•
Full-year 2013 GAAP earnings per diluted share include $.18 per diluted share in after-tax restructuring charges primarily related to plant closures. In comparison, 2012 GAAP results included $.30 per diluted share in after-tax restructuring charges and tax items, partially offset by excess insurance settlement gains.

•	Full-year 2013 base earnings were $2.30 per diluted share, up 4 percent, compared with $2.21 in 2012. Sonoco previously provided full-year guidance of $2.27 to $2.31 per diluted share.

•	Net sales reached a record $4.85 billion, compared with $4.79 billion in 2012.

•	Cash flow from operations was a record $538 million, up 33 percent, compared with $404 million in 2012. Free cash flow was $245 million, up 142 percent, compared with $101 million in 2012.

2014 Base Earnings Guidance Changed; Business Segments to be Modified

•	Full-year 2014 base earnings are expected to be $2.43 to $2.53 per diluted share and the Company is targeting $2.51 per diluted share.

•	Base earnings for the first quarter of 2014 are estimated to be $.50 to $.54. Base earnings in the first quarter of 2013 were $.50.

•	Free cash flow in 2014 is projected to be approximately $130 million.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Fourth Quarter 2013 Results - page 2

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Effective Jan. 1, 2014, due to certain operational and related internal reporting changes, Sonoco Alloyd, a retail packaging business that is currently part of the Company’s Protective Solutions segment, will be managed and reported as part of Display and Packaging, the Company’s consumer-focused retail merchandising segment. As these changes did not take effect until 2014, Sonoco Alloyd is presented in the Protective Solutions segment as of year-end 2013.

Fourth Quarter Review
Commenting on the Company’s fourth quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco concluded the final quarter of 2013 with slightly better than expected results compared to the prior year quarter, helped by a lower than expected effective tax rate. That said, the Company did achieve improved volume, particularly in our consumer-focused businesses, along with strong productivity and a positive price/cost relationship. These positive factors were partially offset by higher labor, operating and other costs.”

“Operating profits from our Consumer Packaging segment increased 21 percent over the prior year’s fourth quarter due to volume gains in most of the businesses in the segment, along with strong productivity and a positive price/cost relationship, partially offset by higher labor and other operating expenses. In addition, operating profits from our Display and Packaging segment improved slightly.”

“Fourth quarter operating profits declined 8 percent in our Paper and Industrial Converted Products segment as strong productivity improvements, modest volume growth and insurance proceeds were more than offset by higher labor, maintenance and other operating costs, and an increase in profits deferred on intercompany paper sales. Operating profits in our Protective Solutions segment also declined during the fourth quarter as the benefit of improved productivity was more than offset by a negative price/cost relationship and higher labor and other operating expenses, including costs associated with the start up of new operations.”

GAAP net income attributable to Sonoco in the fourth quarter was $54.7 million, or $.53 per diluted share, compared with $42.8 million, or $.42 per diluted share, in 2012. Base earnings in the fourth quarter were $59.9 million, or $.58 per diluted share, compared with $57.1 million, or $.56 per diluted share, in 2012. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Fourth quarter base earnings exclude $.06 per diluted share in after-tax charges related to restructuring activities involving previously announced plant closures offset by $0.01 per diluted share in after-tax gains from insurance settlements. Base earnings in the fourth quarter of 2012 excluded after-tax charges of $.14 per diluted share which included a net income tax charge of $.11 per diluted share largely consisting of tax expense related to the repatriation of accumulated offshore cash and $.04 in after-tax restructuring activities, offset by a $.01 per diluted share gain from insurance settlements and a favorable contingent purchase price adjustment. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the fourth quarter were $1.22 billion, compared with $1.18 billion in the same period in 2012. This 3 percent improvement was driven by gains in volume and mix from the Company’s Consumer Packaging, Paper and Industrial Converted Products and Protective Solutions segments along with higher selling prices. These improvements were partially offset by the previously announced closure of the Company’s European recycling operations.

Gross profits were $221 million in the fourth quarter, up 8 percent, compared with $204 million in the same period in 2012. Gross profit as a percent of sales improved to 18.2 percent, compared with 17.3 percent in the same period in 2012. This improvement was due to strong productivity gains, volume growth and a positive price/cost relationship, partially offset by higher maintenance, labor and other costs. The Company’s fourth quarter selling, general and administrative expenses increased 14 percent to $127 million due primarily to wage inflation and higher management incentives, compared with the previous year.
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Sonoco Reports Fourth Quarter 2013 Results - page 3

Cash generated from operations in the fourth quarter was $117 million, compared with $111 million in the same period in 2012. Operating cash flow increased during the quarter due to higher GAAP net income and beneficial changes in working capital, partially offset by the impact of federal income tax credits associated with the Company’s biomass boiler cogeneration project. Fourth quarter reported cash flows from operations were reduced by $17 million for tax-related operating cash flow benefits received in prior quarters that became a reduction of capital expenditures when the federal income tax credits were earned upon the December 2013 completion of the project. Including this $17 million, total federal tax credits related to the biomass boiler and reported as a reduction of capital expenditures, were $21.9 million. Net capital expenditures and cash dividends were $27 million and $32 million, respectively, during the quarter, compared with $45 million and $30 million, respectively, during the same period in 2012.

2013 Results
Net sales for 2013 were $4.85 billion, up just over 1 percent, compared with $4.79 billion in 2012. Volume growth in the Display and Packaging, Protective Solutions and Paper and Industrial Converted Products segments and higher sales prices, were partially offset by the closure of the Company’s European recycling operations, the sale of a small box plant and lower volume in Consumer Packaging.

Net income attributable to Sonoco for 2013 was $219.1 million, or $2.12 per diluted share, up 12 percent, compared with $196.0 million, or $1.91 per diluted share, in 2012. Earnings in 2013 were negatively impacted by after-tax restructuring and other charges of $18.4 million, or $.18 per diluted share, compared with $30.9 million, or $0.30 per diluted share, in 2012, primarily resulting from restructuring and other charges, net of gains from property sales and insurance recoveries, and income tax charges relating to the repatriation of offshore cash.

Base earnings for 2013 were $237.5 million, or $2.30 per diluted share, compared with $226.9 million, or $2.21 per diluted share, in 2012. This nearly 5 percent improvement stemmed from productivity improvements, modest volume growth and a positive price/cost relationship, partially offset by higher labor, maintenance, pension and other expenses.

Gross profit increased 4 percent to a record $874 million in 2013, compared with $844 million in 2012. Gross profit as a percent of sales was 18.0 percent, compared with 17.6 percent for 2012.

Cash generated from operations in 2013 was a record $538 million, up 33 percent, compared with $404 million in 2012. The improvement in cash flow from operations was due to higher GAAP earnings, lower cash taxes, working capital changes and lower pension and postretirement benefit plan contributions, which were $42 million in 2013, compared with $75 million in 2012. Net capital expenditures and cash dividends were $169 million and $125 million, respectively, during 2013, compared with $183 million and $120 million, respectively, in 2012. Free cash flow was $245 million in 2013, compared with $101 million last year.

As of December 31, 2013, total debt was approximately $981 million, a $392 million reduction from the Company’s 2012 year-end total of $1.37 billion. In 2013, the Company repatriated $260 million of accumulated offshore cash, substantially all of which was used to repay outstanding debt. On November 15, 2013, the Company used approximately $121 million of its domestic cash to settle its maturing 6.5 percent bonds including accrued interest.  In addition, the Company had no commercial paper outstanding at the end of 2013, compared with $152 million at December 31, 2012. The Company’s debt-to-total capital ratio was 36.3 percent at December 31, 2013, compared with 47.7 percent at the end of 2012. Cash and cash equivalents were $217.6 million at year-end 2013, compared with $373.1 million at year-end 2012.

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Sonoco Reports Fourth Quarter 2013 Results - page 4

2013 Overview
According to Sanders, “We delivered on many of our financial, operational, and strategic commitments in 2013, while launching an effort to re-envision Sonoco to achieve future accelerated growth. We delivered record sales, gross profits and cash flow from operations in 2013, while free cash flow more than doubled. Despite an economic recession in Europe, slowing emerging markets and higher pension and other operating costs, Sonoco’s base earnings grew nearly 5 percent and we were able to significantly improve our balance sheet by reducing debt along with pension and post-retirement liabilities. Also during the year, we began to strategically align our diversified organization to facilitate the design and delivery of 360-degree Customized Solutions™ to our customers.”

“We are optimistic that 2014 will prove to be another good year for Sonoco. While economic conditions in certain emerging markets may prove difficult, we have identified several global growth opportunities. In addition, consumer packaging volumes have been disappointing over the past few years, but we are pleased with recent positive trends and are proactively working to build our technology and new product funnels to drive future organic growth. As we pursue our re-envisioning, we will continue the cultural, structural and operational changes needed to transform Sonoco from a packaging company that just happens to offer solutions to a solutions company that offers more than just packaging. In addition, we will continue to consider and explore other opportunities to further strengthen and differentiate our organization in the marketplace and return value to our shareholders.”

Corporate
Net interest expense for the fourth quarter of 2013 decreased to $13.8 million, compared with $14.5 million during the same period in 2012. The decrease was due to lower year-over-year debt levels. The 2013 fourth-quarter effective tax rate on GAAP earnings was 29.1 percent, compared with 44.4 percent in 2012. The effective tax rates on base earnings for the same periods were 27.6 percent and 30.7 percent, respectively. The 2013 fourth quarter effective rates for both GAAP and base earnings benefited from a greater portion of income being taxed in jurisdictions with relatively favorable tax rates. The effective rate on GAAP earnings in the fourth quarter of 2012 was significantly higher due to nearly $12 million in additional tax expense associated with the repatriation of offshore cash.

First Quarter and Full-Year 2014 Outlook
Sonoco expects first quarter 2014 base earnings to be in the range of $.50 to $.54 per diluted share. The Company’s first quarter 2013 base earnings were $.50 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.43 to $2.53 in 2014, and the Company is targeting $2.51 per diluted share. The Company’s revised target guidance reflects a net $.21 per share, or 9.1 percent improvement over 2013 base earnings driven by expected modest growth in volume/mix, lower pension expense, productivity improvements and a slightly positive price/cost relationship. Partially offsetting these improvements are expected higher depreciation and other operating costs and a higher effective tax rate. Included in the above guidance is the Company’s previously announced plan to repurchase approximately 2 million shares of common stock in 2014, which, if fully implemented, would add approximately $.02 to earnings per diluted share for the year. Free cash flow is expected to be approximately $130 million for 2014 reflecting expectations for higher cash taxes paid, an increase in pension and post retirement plan contributions and higher working capital levels in line with revenue growth.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the weather, global economic factors and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

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Sonoco Reports Fourth Quarter 2013 Results - page 5

Commenting on the Company’s outlook, Sanders said, “While we expect modest year-over-year improvement for the quarter, there is some uncertainty about the negative impact that severe winter weather may have on our operations along with continued difficult economic conditions in Europe and in certain emerging markets. These headwinds, along with the fact that the first quarter is historically our weakest seasonal demand period particularly for our industrial-focused businesses, could get us off to a somewhat slow start. As usual, our plans for 2014 include identifying opportunities to reduce costs and other potential responses to help offset the uncertainties that may affect our business.”

Segment Review

Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Effective January 1, 2014, Sonoco Alloyd, the Company’s retail packaging component and currently part of the Protective Solutions segment, will be reported as part of the Display and Packaging segment. This change reflects the evolving integration occurring between these businesses, enabling them to better leverage the Company’s capabilities, products and services to provide complete solutions to our retail merchandising customers. Because these changes did not take effect until 2014, Sonoco Alloyd continues to be presented in the Protective Solutions segment as of December 31, 2013.

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth quarter 2013 sales for the segment were $482 million, compared with $464 million in 2012. Segment operating profit was $48.4 million in the fourth quarter, compared with $40.1 million in the same quarter of 2012.

The 4 percent increase in sales was due primarily to a combination of solid volume improvement and a positive mix of business in flexible packaging, composite cans and rigid plastic containers, along with higher sales prices and acquisition of a small graphics management business in the U.K., partially offset by the negative impact of foreign exchange. Segment operating profit increased 21 percent due to volume/mix gains, productivity improvements and a positive price/cost relationship, which were partially offset by higher labor and operating costs.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Fourth quarter 2013 sales for this segment were $132 million, compared with $130 million in 2012. Segment operating profit was $4.7 million in the quarter, compared with $4.5 million in the same quarter of 2012.

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Sonoco Reports Fourth Quarter 2013 Results - page 6

Sales were essentially flat during the fourth quarter as volume growth in the U.S. display and packaging business was offset by lower contract packaging volume. Quarterly operating profit for the segment grew slightly year over year on an improved mix of business in U.S. display and packaging activities, which was partially offset by higher labor and other operating costs.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: high performance paper and composite paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and recycling services for materials.

Fourth quarter 2013 sales for the segment were $464 million, compared with $448 million in 2012. Segment operating profit was $33.4 million in the fourth quarter, compared with $36.2 million in 2012.

The 3 percent increase in sales was due to higher selling prices, primarily associated with a year-over-year increase in recovered paper costs, and volume and mix gains in North America and Europe, partially offset by the closure of our European recycling operations and the negative impact of foreign exchange. Operating profits declined 8 percent year over year as productivity improvements, business interruption insurance proceeds and volume gains were more than offset by higher maintenance, labor and other costs, and an increase in the amount of profit deferred on intercompany paper sales.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assurance packaging; and retail packaging.

Fourth quarter 2013 sales were $138 million, compared with $133 million in 2012. Operating profit was $6.8 million, compared with $9.5 million in the fourth quarter of 2012.

This segment’s 3 percent increase in sales was due to volume growth in the industrial and consumer protective businesses, offset by the divestiture of a small box plant. Operating profits declined 29 percent as productivity improvements were more than offset by a negative price/cost relationship, higher labor and other operating costs, including the start-up of a plant in Mexico and an unfavorable mix of business in retail packaging.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 1 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 59871602. The archived call will be available through Feb. 23, 2014. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annual net sales of approximately $4.9 billion, the Company has 19,900 employees working in 335 operations in 33 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2013/2014 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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Sonoco Reports Fourth Quarter 2013 Results - page 7

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision”, “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

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Sonoco Reports Fourth Quarter 2013 Results - page 8

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Fourth Quarter 2013 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$1,214,874	$1,175,870	$4,848,092	$4,786,129
Cost of sales	993,687	971,870	3,974,588	3,942,497
Gross profit	221,187	204,000	873,504	843,632
Selling, general and administrative expenses	127,377	112,025	487,171	463,715
Restructuring/Asset impairment charges	6,253	8,694	25,038	32,858
Income before interest and income taxes	$87,557	$83,281	$361,295	$347,059
Net interest expense	13,765	14,464	56,726	59,985
Income before income taxes and equity in earnings of affiliates	73,792	68,817	304,569	287,074
Provision for income taxes	21,457	30,558	96,203	103,759
Income before equity in earnings of affiliates	52,335	38,259	208,366	183,315
Equity in earnings of affiliates, net of tax	3,796	4,569	12,029	12,805
Net income	56,131	42,828	220,395	196,120
Net income attributable to noncontrolling interests	(1,385)	(45)	(1,282)	(110)
Net income attributable to Sonoco	$54,746	$42,783	$219,113	$196,010

Weighted average common shares outstanding – diluted	103,469	102,648	103,248	102,573

Diluted earnings per common share	$0.53	$0.42	$2.12	$1.91
Dividends per common share	$0.31	$0.30	$1.23	$1.19

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales
Consumer Packaging	$481,888	$463,871	$1,893,533	$1,912,621
Paper and Industrial Converted Products	463,609	448,152	1,858,880	1,840,827
Display and Packaging	131,694	130,365	523,532	477,632
Protective Solutions	137,683	133,482	572,147	555,049
Consolidated	$1,214,874	$1,175,870	$4,848,092	$4,786,129

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$48,399	$40,107	$187,130	$176,768
Paper and Industrial Converted Products	33,377	36,245	138,094	141,351
Display and Packaging	4,671	4,543	23,617	18,512
Protective Solutions	6,753	9,494	37,273	38,797
Restructuring/Asset impairment charges	(6,253)	(8,694)	(25,038)	(32,858)
Other non-base charges	610	1,586	219	4,489
Consolidated	$87,557	$83,281	$361,295	$347,059

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Sonoco Reports Fourth Quarter 2013 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net income	$56,131	$42,828	$220,395	$196,120
Asset impairment charges	886	2,551	8,238	8,427
Depreciation, depletion and amortization	52,097	51,244	197,671	200,403
Fox River environmental reserves	(256)	(1,476)	(1,848)	(2,796)
Pension and postretirement plan expense / (contributions), net	3,775	2,071	19,939	(22,203)
Changes in working capital	49,134	29,167	33,270	1,337
Other operating activity	(45,024)	(14,997)	60,362	22,627
Net cash provided by operating activities	116,743	111,388	538,027	403,915

Purchase of property, plant and equipment, net	(26,955)	(44,774)	(168,131)	(182,895)
(Cost of acquisitions) / Proceeds from dispositions	(277)	—	2,195	(503)
Net borrowings / (debt repayments)	(116,139)	135,841	(388,396)	85,748
Cash dividends	(31,629)	(30,234)	(124,845)	(119,771)
Other, including effects of exchange rates on cash	(11,753)	(280)	(14,367)	11,067

Net increase in cash and cash equivalents	(70,010)	171,941	(155,517)	197,561
Cash and cash equivalents at beginning of period	287,577	201,143	373,084	175,523
Cash and cash equivalents at end of period	$217,567	$373,084	$217,567	$373,084

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$217,567	$373,084
Trade accounts receivable, net of allowances	614,053	619,761
Other receivables	38,995	36,311
Inventories	410,787	383,272
Prepaid expenses and deferred income taxes	97,072	87,468
	1,378,474	1,499,896
Property, plant and equipment, net	1,021,920	1,034,906
Goodwill	1,099,207	1,110,505
Other intangible assets, net	243,920	276,809
Other assets	235,770	253,949
	$3,979,291	$4,176,065
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$823,375	$764,322
Notes payable and current portion of long-term debt	35,201	273,608
Income taxes payable	8,649	6,305
	$867,225	$1,044,235
Long-term debt, net of current portion	946,257	1,099,454
Pension and other postretirement benefits	263,718	461,881
Deferred income taxes and other	176,766	67,281
Total equity	1,725,325	1,503,214
	$3,979,291	$4,176,065

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Sonoco Reports Fourth Quarter 2013 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Fourth Quarter 2013 Results - page 12

		Non-GAAP Adjustments
Three Months Ended December 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$87,557	$6,253	$(610)	$93,200
Interest expense, net	$13,765	$—	$—	$13,765
Income before income taxes	$73,792	$6,253	$(610)	$79,435
Provision for income taxes	$21,457	$621	$(149)	$21,929
Income before equity in earnings of affiliates	$52,335	$5,632	$(461)	$57,506
Equity in earnings of affiliates, net of taxes	$3,796	$—	$—	$3,796
Net income	$56,131	$5,632	$(461)	$61,302
Net (income) / loss attributable to noncontrolling interests	$(1,385)	$(12)	$—	$(1,397)
Net income attributable to Sonoco	$54,746	$5,620	$(461)	$59,905

Per Diluted Share	$0.53	$0.06	$(0.01)	$0.58

		Non-GAAP Adjustments
Three Months Ended December 31, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$83,281	$8,694	$(1,586)	$90,389
Interest expense, net	$14,464	$—	$—	$14,464
Income before income taxes	$68,817	$8,694	$(1,586)	$75,925
Provision for income taxes	$30,558	$3,924	$(11,166)	$23,316
Income before equity in earnings of affiliates	$38,259	$4,770	$9,580	$52,609
Equity in earnings of affiliates, net of taxes	$4,569	$—	$—	$4,569
Net income	$42,828	$4,770	$9,580	$57,178
Net (income) / loss attributable to noncontrolling interests	$(45)	$12	$—	$(33)
Net income attributable to Sonoco	$42,783	$4,782	$9,580	$57,145

Per Diluted Share	$0.42	$0.04	$0.10	$0.56

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Sonoco Reports Fourth Quarter 2013 Results - page 13

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$361,295	$25,038	$(219)	$386,114
Interest expense, net	$56,726	$—	$—	$56,726
Income before income taxes	304,569	25,038	(219)	329,388
Provision for income taxes	$96,203	$6,774	$(323)	$102,654
Income before equity in earnings of affiliates	$208,366	$18,264	$104	$226,734
Equity in earnings of affiliates, net of taxes	$12,029	$—	$—	$12,029
Net income	$220,395	$18,264	$104	$238,763
Net (income)/loss attributable to noncontrolling interests	$(1,282)	$2	$—	$(1,280)
Net income attributable to Sonoco	$219,113	$18,266	$104	$237,483

Per Diluted Share	$2.12	$0.18	$—	$2.30

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$347,059	$32,858	$(4,489)	$375,428
Interest expense, net	$59,985	$—	$—	$59,985
Income before income taxes	287,074	32,858	(4,489)	315,443
Provision for income taxes	$103,759	$9,836	$(12,203)	$101,392
Income before equity in earnings of affiliates	$183,315	$23,022	$7,714	$214,051
Equity in earnings of affiliates, net of taxes	$12,805	$22	$—	$12,827
Net income	$196,120	$23,044	$7,714	$226,878
Net (income) / loss attributable to noncontrolling interests	$(110)	$116	$—	$6
Net income attributable to Sonoco	$196,010	$23,160	$7,714	$226,884

Per Diluted Share	$1.91	$0.22	$0.08	$2.21

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

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